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                                                                  Exhibit 5




                                                   (AT&T LOGO)
                                                   Room C353
                                                   412 Mt. Kemble Avenue
Ephraim M. Brecher                                 Morristown, NJ  07960
Vice President - Taxes and Tax Counsel             201 644-7960
                                                   FAX 201 644-6823

                                                   May 26, 1994



AT&T Corp.
32 Avenue of the Americas
New York, New York  10013-2412



                Re:  AT&T Corp.
                     Medium Term Notes, Series A (the "Notes")


Gentlemen:

     I have acted as tax counsel for AT&T Corp. (the "Company") in connection with the proposed issuance of the Notes. You have requested my opinion regarding the accuracy of the disclosure of the United States federal income tax considerations pertaining to the Notes as set forth in the Prospectus Supplement dated October 8, 1993 (the "Prospectus Supplement") as modified by the Pricing Supplement No. 2 dated May 26, 1994 relating to the Notes (the "Pricing Supplement"). The Pricing Supplement and the Prospectus Supplement supplement the Prospectus dated June 23, 1993 relating to the issuance of notes and warrants to purchase notes of the Company (the "Prospectus"). The Pricing Supplement, the Prospectus Supplement and the Prospectus relate to the Company's Registration Statement No. 33-49589 on Form S-3 under the Securities Act of 1933, which became effective June 23, 1993 (the "Registration Statement").











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     My opinion is based upon:

     (i) the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Revenue Rulings and other announcements issued by the Internal Revenue Service, and judicial decisions in effect as of the date hereof (such statute, regulations, rulings, announcements, and decisions collectively referred to herein as the "Code and Regulations issued thereunder"), all of which are subject to change with prospective or retroactive effect, which change could adversely affect or render inapplicable my opinion; and

     (ii) my assumption that the terms of the Notes are as described in the Prospectus, the Prospectus Supplement and the Pricing Supplement.

     I have not myself checked or verified the accuracy or completeness of the information contained in the Prospectus, the Prospectus Supplement and the Pricing Supplement other than the statements set forth under the heading "Taxation" in the Prospectus Supplement as modified by the statements under the heading "Taxation" in the Pricing Supplement.

     Based upon the foregoing, I am of the opinion that the statements in the Prospectus Supplement under the heading "Taxation" as modified by the statements in the Pricing Supplement under the heading "Taxation" are accurate summaries of the Code and Regulations issued thereunder.

     I consent to the filing of this opinion as an exhibit to the Company's Form 8-K, which will be filed with the Securities and Exchange Commission and which is incorporated in the Registration Statement.



                                         Very truly yours,




                                         Ephraim M. Brecher
                                         Vice President - Taxes and
                                           Tax Counsel